EXHIBIT H-3


               BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

               Edward A. Garvey                        Chair
               Joel Jacobs                             Commissioner
               Marshall Johnson                        Commissioner
               LeRoy Koppendrayer                      Commissioner
               Gregory Scott                           Commissioner


Alliant Energy Corporation                   SERVICE DATE: October 7, 1999
Attn: F J Buri
222 West Washington Avenue                   DOCKET NO. E-001/S-99-1123
Madison WI 53701-0192


In the Matter of a Request by Alliant Energy Corporation for Certification of Authority to Invest in Foreign Utility Company and Exempt Wholesale Generators (Rule 53)

The above entitled matter has been considered by the Commission and the following disposition made:

                            APPROVED WITH CONDITIONS

The Commission agrees with and adopts the recommendations of the Department of Commerce which are attached and hereby incorporated in the Order.

                                        BY ORDER OF THE COMMISSION


                                        Burl W. Haar
                                        Executive Secretary

(S E A L)





This document can be made available in alternative formats (i.e., large print or audio tape) by calling (651) 297-4596 (voice), (651) 297-1200 (TTY), or
1-800-627-3529 (TTY relay service).


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MINNESOTA
DEPARTMENT OF
PUBLIC SERVICE



September 2, 1999


Burl W. Haar
Executive Secretary
Minnesota Public Utilities Commission
121 7th Place East, Suite 350
St Paul, Minnesota 55101-2147

     RE:  COMMENTS OF THE MINNESOTA DEPARTMENT OF PUBLIC SERVICE
          DOCKET NO E001/S-99-1123

Dear Dr Haar:

Attached are the comments of the Department of Pubic Service in the following matter:

          Request by Alliant Energy Corporation for Certification of Authority to Invest in Foreign Utility Company and Exempt Wholesale Generators (Rule 53)

The petition was filed on August 2, 1999 by:

     F. J. Buri
     Senior Attorney
     Alliant Energy Corporation
     222 West Washington Avenue
     Madison, Wisconsin 53701-0192

The Department recommends APPROVAL WITH CERTAIN CONDITIONS and is available to answer any questions the Commission may have.

Sincerely,



EILON AMIT
RATE ANALYST

EA/jl
Attachment





         Suite 200 o 121 7th Place East o St. Paul, Minnesota 55101-2145
                   o (651) 296-7107 fax o (651) 297-3067 TTY
                          An equal opportunity employer


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MINNESOTA
DEPARTMENT OF
PUBLIC SERVICE


     BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                                 COMMENTS OF THE
                     MINNESOTA DEPARTMENT OF PUBLIC SERVICE

                            DOCKET NO. E001/S-99-1123


I.   SUMMARY OF ALLIANT'S PETITION

On August 2, 1999, AIliant Energy Corporation (Alliant or the Company) filed a petition with the Minnesota Public Utilities Commission (Commission) to continue its investment in foreign utility companies (FUCO) and Exempt Wholesale Generators (EWG). Such an investment is permitted by the Public Utility Holding Company Act (PUHCA) of 1935, as amended, Sections 32 and 33. However, to allow Alliant to invest in FUCO and EWG, the U.S. Securities and Exchange Commission
(SEC) requires that the Commission having jurisdiction must certify to SEC that it has reviewed the requested action and that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority.

The Company files its petition at this time for two reasons

First, Interstate recently merged with two other companies. As a result of the merger, Interstate Power Company became a wholly owned public utility subsidiary of Interstate Energy Corporation (now known as Alliant Energy Corporation). The merger was completed on April 21, 1998. At that time, Alliant Energy Corporation became a Registered Public Utility Holding Company subject to the PUHCA of 1935, as amended, and subject to PUHCA's restrictions on investments in FUCOs and EWGs. Prior to 1998, Alliant Energy Corporation had no obligation to, and did not, account for non-utility investments in accordance with PUHCA requirements.

Second, the Certification of Authority is only needed if the public utility holding company intends to invest in FUCO and EWG more than 50 percent of its retained earnings (Alliant intends to invest up to 100 percent of its retained earnings).


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Docket No. E001/S-99-1123
Analyst assigned: Eilon Amit
Page 2


Specifically, Alliant is requesting from SEC an authority to invest in FUCO and EWG at a level up to 100 percent of its consolidated retained earning. Therefore, Alliant requests that the Commission certify to SEC that the
Commission:

     1. has the authority and resources to protect the ratepayers of Interstate Power Company (Interstate), and

     2    intends to exercise such authority.

Alliant acting through its wholly owned subsidiary Alliant Energy Resources, Inc. (Alliant Resources) and its subsidiaries plans to continue to make investment in FUCO and EWG.

The Company argues that its proposed action would not negatively affect Interstate and its ratepayers because:

     o the investment in FUCO and EWG will occur through Alliant Resources, an affiliate of Alliant, and, therefore, Interstate's ratepayers are insulated from any adverse financial impact; and

     o    Interstate's ratepayers will see no change in their utility services.

II.  DEPARTMENT ANALYSIS

While Commission approval is not required for foreign company investments, certification by the Commission is needed in order to comply with PUHCA. The 1992 Energy Policy Act added a new section (Section 33) to PUHCA that provides a general exemption for foreign utility company affiliates (the foreign utility exemption), provided that each state commission with jurisdiction over a domestic affiliate certifies to the SEC, "...that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority." 15 U.S.C. ss. 79z-5b.

The Department believes that the Commission's authority under Minn. Stat. ss.216B is fully adequate to protect Minnesota ratepayers' interests with respect to these investments The Commission has approved similar petitions for other utilities in Docket Nos. G008/S-96-1581; G008/S-96-1149; G011/S-93-281;
G007/S-93-281; G007/S-94-907 and G007,022/S-95-204.

The only remaining issue is the impact of the investments in FUCO and EWG on the financial well-being of Alliant and Interstate. Therefore, if the investments in FUCO and EWG do not have negative financial impacts on Alliant and Interstate, then the Commission should approve Alliant's petition. The Department believes that such negative financial impacts do not exist for the following reasons.


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Docket No. E001/S-99-1123
Analyst assigned: Eilon Amit
Page 3


First, the investments in FUCO and EWG would be made by Alliant Resources, a wholly-owned affiliate of Alliant. These investments would have no impact on Interstate's Capital Structure. Additionally, none of Interstate's assets are used as a collateral against such investments.

Second, as of June 30, 1999, the total investment of Alliant energy in FUCO and EWG was $185,076,462, which is only 5.67 percent of Alliant's total capitalization as of December 31, 1998. Such investments have been financed, in the short run, through commercial papers. In the long run, the commercial-paper financing may be replaced by equity or long term debt financing. However, due to the small amount of investment in FUCO and EWG, the Department believes that the investments would have little impact on Alliant's capital structure and its financial risk

Based on its analysis, the Department concludes that Alliant's present investment in FUCO and EWG will not impact the financial risk of Interstate and will not change the rates charged by Interstate to its Minnesota customers.

However, the Department is concerned with allowing Alliant to invest in FUCO and EWG up to its total retained earnings without providing the Commission with any additional information. Therefore, the Department recommends approval subject to the following conditions:

1. Alliant will not encumber any Minnesota property because of its foreign investments.

2.   Alliant shall file with the Commission:

     a. An annual report on all foreign investments by Alliant and its subsidiaries(Annual Report), to be filed on or about May 1 of each year (this date coincides with the Company's filing of form U5S before the SEC). The Department recommends that this Annual Report contain the following information:

           i. Alliant's total dollar amount of foreign investment to date by subsidiary and country;
          ii. The total dollar amount of the debt instruments utilized for foreign investment by Alliant or its subsidiaries;
         iii. Alliant's consolidated capital structure, including short-term debt; and
          iv. The ratio of Alliant's total foreign utility company investments relative to Alliant's total assets and capitalization.

3. The certification is conditioned on and subject to being removed or withdrawn by the Commission as to any future foreign utility company investments if the Commission deems such action is warranted.


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Docket No. E001/S-99-1123
Analyst assigned: Eilon Amit
Page 4


III. RECOMMENDATIONS

The Department recommends that the Commission certify that it has the authority and the resources to protect Minnesota's ratepayers and that it intends to exercise this authority with respect to Alliant's requested investment. However, to allow for ongoing monitoring, the Department recommends approval subject to the following conditions:

1. Alliant will not encumber any Minnesota property because of its foreign investments.

2.   Alliant shall file with the Commission:

     a. An annual report on all foreign investments by Alliant and its subsidiaries (Annual Report), to be filed on or about May 1 of each year (this date coincides with the Company's filing of form U5S before the SEC). The Department recommends that this Annual Report contain the following information:

           i. Alliant's total dollar amount of foreign investment to date by subsidiary and country;
          ii. The total dollar amount of the debt instruments utilized for foreign investment by Alliant or its subsidiaries;
         iii. Alliant's consolidated capital structure, including short-term debt; and
          iv. The ratio of Alliant's total foreign utility company investments relative to Alliant's total assets and capitalization.

3. The certification is conditioned on and subject to being removed or withdrawn by the Commission as to any future foreign utility company investments if the Commission deems such action is warranted.



/jl